Codexis Announces Technology Collaboration and License Agreement with GSK
Codexis to Receive up to $25 Million of Initial Payments, Plus Additional Milestone and Royalty Opportunities
Codexis to Host a Conference Call on July 15, 2014 at 8:30 a.m. ET / 5:30 a.m. PT

REDWOOD CITY, Calif., July 14, 2014 – Codexis, Inc. (NASDAQ: CDXS), a leading developer of biocatalysts for the pharmaceutical and fine chemical industries, today announced the signing of a platform technology license agreement with GlaxoSmithKline (GSK).
Under the terms of the agreement, Codexis granted GSK a license to use Codexis’ proprietary CodeEvolver® protein engineering platform technology in the field of human healthcare. The license allows GSK to use Codexis’ platform technology to develop novel enzymes for use in the manufacture of GSK’s pharmaceutical and health care products. GSK may also use the licensed technology to develop new therapeutic, diagnostic and prophylactic products in the human health field. Upon completion of technology transfer, GSK will have Codexis’ state-of-the-art CodeEvolver protein engineering platform installed at its Upper Merion, Pennsylvania research and development site.
Codexis is eligible to receive up to $25 million over approximately the next two years, $6 million of which will be paid upfront shortly after signing and an additional $19 million subject to satisfactory completion of technology transfer milestones. Codexis also has the potential to receive numerous additional milestone payments that range from $5.75 million to $38.5 million per project based on GSK’s successful application of the licensed technology. In addition, Codexis will be eligible to receive royalties based on net sales, if any, of a limited set of products developed by GSK using Codexis’ CodeEvolver protein engineering platform technology.
The agreement marks the first time that Codexis has licensed its protein engineering platform technology to any party in the healthcare field, and reinforces both companies’ belief that biocatalysts, engineered by Codexis’ CodeEvolver technology, may increasingly be deployed to reduce the cost and increase the efficiency of pharmaceutical manufacturing. The use of biocatalysts to manufacture pharmaceuticals has the potential to reduce the number of manufacturing steps, reduce the use of hazardous chemicals and the production of toxic waste, and reduce the energy intensity of the process.
John Nicols, President and CEO of Codexis, stated that “We are very pleased that GSK has selected our CodeEvolver platform technology to support innovation and reduce costs in its manufacturing and product development organizations. We look forward to replicating this new technology licensing model with other potential partners and expanding the network of innovative companies that may select our CodeEvolver technology to accelerate their in-house protein engineering capabilities.”
“We look forward to our collaboration with Codexis and deploying their protein engineering technology at GSK,” said John Baldoni, Senior Vice President, Platform Technology and Science of GSK. “Our goal is to manufacture small molecules more efficiently and sustainably and this platform will assist us to do that.”

Conference Call and Webcast
Codexis will hold a live conference call and audio webcast on, July 15, 2014 at 8:30 a.m. Eastern time / 5:30 a.m. Pacific time to discuss today’s announcement of the strategic collaboration and license agreement with GSK. The conference call dial-in numbers are 866-515-2912 for domestic and 617-399-5126 for international. Please use the pass code 24529887 and call approximately 10 minutes prior to start time. A live webcast of the call will also be available from the Investors section of www.codexis.com. A recording of the call will be available by calling 888-286-8010 for domestic or 617-801-6888 for international, beginning approximately two hours after the call, and will be available for up to seven days. Please use the pass code 54057727 to access the replay. A webcast replay will also be available from the Investors section of www.codexis.com approximately two hours after the call, and will be available for up to 30 days.
About CodeEvolver ® Protein Engineering Platform Technology
CodeEvolver is Codexis’ proprietary protein engineering platform, which enables rapid development of custom-designed enzymes that are highly optimized for efficient manufacturing processes. The CodeEvolver platform is comprised of proprietary methods for the optimization of proteins through the design and generation of diverse genetic libraries, automated screening techniques, algorithms for the interpretation of screening data and predictive modelling. The Codexis CodeEvolver platform technology is covered by more than 150 issued patents and pending patent applications worldwide.

About Codexis, Inc.
Codexis, Inc. is a leading developer of biocatalysts for pharmaceutical and fine chemical production. Codexis’ proven technology enables scale-up and implementation of biocatalytic solutions to meet customer needs for rapid, cost-effective and sustainable process development – from research to manufacturing. For more information, see www.codexis.com.
Forward-Looking Statements
This press release contains forward-looking statements relating to Codexis’ expectation that it will receive up to $25 million over approximately the next two years under the GSK agreement, the potential for Codexis to receive project-based milestone payments from GSK that range from $5.75 million to $38.5 million per project, the potential for Codexis to receive royalties from GSK for net sales of a limited set of GSK products developed using the CodeEvolver platform technology, the ability of biocatalysts developed using the CodeEvolver technology to reduce the cost and increase the efficiency of pharmaceutical manufacturing, the ability of biocatalysts to reduce the number of manufacturing steps, reduce the use of hazardous chemicals and the production of toxic waste, and reduce the energy intensity of pharmaceutical manufacturing processes, Codexis’ ability to transfer successfully the CodeEvolver platform technology to GSK, and Codexis’ ability to replicate a new CodeEvolver platform technology licensing model with other partners. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis' control and that could materially affect actual results. Factors that could materially affect actual results include Codexis' dependence on its collaborators; Codexis' dependence on a limited number of products and customers; potential adverse effects to Codexis' business if its customers' pharmaceutical products are not received well in the markets; Codexis’ ability to retain key personnel; Codexis’ reliance on customers to provide timely information in order for Codexis to report accurately and timely its financial results; Codexis’ ability to compete may decline if it loses some of its intellectual property rights; third party claims that Codexis infringes third party intellectual property rights; and Codexis could face increased competition if third parties misappropriate Codexis biocatalysts. Additional factors that could materially affect actual results can be found in Codexis' Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2014, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Codexis Contacts:
Investors:
Mike Rice, 646-597-6987
mrice@lifesciadvisors.com

Media:
Kate Whelan, +44 161 817 5008
kate.whelan@notchcommunications.co.uk

4